UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
March 24, 2009
Date of Report (Date of earliest event reported)
Kansas City Southern de México, S.A. de C.V.
(Exact Name of Registrant as Specified in Its Charter)

Mexico	333-08322	N/A
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
Montes Urales 625
Lomas de Chapultepec
11000 México, D.F.
México
(Address of Principal Executive Offices)
+ (5255) 9178-5836
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
The information in Item 8.01 is incorporated hereby by reference in response to this Item 2.02.
Item 8.01 Other Events.
On March 23, 2009, Kansas City Southern, or KCS, filed a Current Report on Form 8-K to provide investors with information concerning certain developments relating to its subsidiary, Kansas City Southern de México, S.A. de C.V. (“KCSM”), and KCS’ planned steps, in light of current economic and business conditions, to increase the liquidity position of KCSM and The Kansas City Southern Railway Company (“KCSR”).
The Weekly Railroad Traffic reports published by the Association of American Railroads have noted that total carload volumes for KCSM have declined to date during the first quarter of 2009 as compared to the same period in 2008. Through the ten-week period ended March 14, 2009, total carload and intermodal unit volumes for the 2009 first quarter have declined 25.9% for KCSM compared to the same period in 2008.
Revenues (on a U.S. Dollar denominated basis) for KCSM are expected to decline in the first quarter of 2009 at a rate greater than these percentage volume decreases due to product mix, shorter length of haul and reduced fuel surcharge revenue. KCSM revenues have also been negatively affected by the continued devaluation of the Mexican peso against the U.S. dollar. Cost containment measures are expected to partially offset the impact of reduced volumes. The consolidated operating ratio for KCS for the first quarter of 2009 is expected to be in the mid to upper 80s as compared to 81.5% for the first quarter of 2008. KCSM’s operating ratio for the first quarter is expected to be higher than KCSR’s operating ratio. Historically, the first quarter has been the weakest quarter of the year in both the U.S. and Mexico.
Steps that KCSM plans to take to increase its liquidity position include the issuance of $200 million of unsecured debt in a private offering exempt from registration under the Securities Act of 1933, as amended. KCSM intends to use the net proceeds of its debt issuance to pay all amounts outstanding under its credit facility. These actions are expected to provide sufficient liquidity for KCSM through the end of 2011. KCSM does not have any significant debt maturities until 2012.
In connection with the proceeding before the Secretary of Communications and Transportation (“SCT”) related to KCSM’s dispute with a Mexican subsidiary of a large U.S. auto manufacturer initiated in May 2008 as reported in KCS’s 2008 Form 10-K, in February 2009 the SCT ruled that KCSM had bundled international rail services and engaged in discriminatory pricing practices with respect to services provided to the auto manufacturer. The SCT, however, did not impose any penalties on KCSM.  Nonetheless, KCSM intends to challenge the decision of the SCT by means of an annulment suit.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern de México, S.A. de C.V.
March 24, 2009	By:	/s/ Paul J. Weyandt
Paul J. Weyandt
Treasurer